Exhibit 10.1

** CERTAIN IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH

INFORMATION BOTH IS NOT MATERIAL AND WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED **

Technology Transfer Agreement

This Technology Transfer Agreement between Qualigen, Inc. (“Qualigen”), a legal entity incorporated in Delaware, USA, with its offices at 2042 Corte del Nogal, Suite B, Carlsbad, California 92011, USA; and Yi Xin Zhen Duan Jishu (Suzhou) Ltd. (翊新诊断技术（苏州）有限公司) (“Licensee”), a legal entity registered in Room 301, 302, Building 9, No. 188 Fu Chung Jiang Lu, Suzhou High Technology Zone, Suzhou,（中国苏州富春江路188号9号楼301，302室）, the People’s Republic of China (individually “Party” and together “Parties”), is effective as of October 7, 2020 (“Effective Date”).

Article 1 Recitals

WHEREAS, Qualigen is the owner of FastPack® products and technologies;

WHEREAS, the Parties wish to commercialize FastPack® products in China; and

WHEREAS, the Parties wish to use the FastPack® technologies to develop, manufacture and commercialize new FastPack 2.0 (and higher) products;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreement contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 2 Definitions

2.1	“China” means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

2.2	“Exclusive” means that Qualigen will not grant any licenses or any right to use the Licensed Patents or the Qualigen Technology to any third party for the purposes set forth in Section 3.1(a)-(c) in or for the Licensed Territory.

2.3	“FastPack 2.0” means products manufactured and commercialized by Licensee using the Licensed Patents and/or the Qualigen Technology with the exclusion of FastPack® generation 1.0, IP or PRO.

2.4	“Fields of Use” means all applications excluding Industrial Testing.

2.5	“Industrial Testing” means all testing to detect, identify and/or quantitate one or more nucleic acid sequences in environmental and industrial samples, including, without limitation, water, air, manufactured products, manufacturing media and any and all materials associated with production of foodstuffs and beverages for any purpose, including, without limitation, quality control. Without limiting the generality of the foregoing, Industrial Testing includes testing environmental samples for agents of bioterrorism.

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2.6	“Legacy Customers” means Qualigen’s FastPack 1.0, IP or PRO direct or indirect customers as of the Sekisui Termination Date. Qualigen shall provide to Licensee a name list of the Legacy Customers forthwith after the Sekisui Termination Date. It is understood that for the purposes of this Agreement there are not (and will not be) any Legacy Customers in China.

2.7	“Licensed Patents” means patents listed under Appendix 1(a).

2.8	“Licensed Territory” means China before the Sekisui Termination Date and worldwide after the Sekisui Termination Date.

2.9	“Net Sales” means the gross amount invoiced and/or received by Licensee, or Licensee’s affiliates, sublicensees or sublicense-assignees, for the sale or other disposition of FastPack 2.0 consumables Products and FastPack generation 1.0, IP and PRO Products by Licensee or Licensee’s affiliates, sublicensees or sublicense-assignees to Third Parties (but excluding sales or other dispositions by Licensee or Licensee’s affiliates, sublicensees or sublicense-assignees to a Licensee’s affiliate, a sublicensee, a sublicensee’s affiliate, a sublicense-assignee or a sublicense-assignee’s affiliate, and excluding sales or other dispositions by a sublicensee or a sublicense-assignee (or their affiliate) to an affiliate of sublicensee or sublicense-assignee), less the following deductions to the extent actually allowed or incurred with respect to such sales/dispositions (the “Permitted Deductions”):

a.	Trade, cash and quantity discounts;

b.	Discounts, refunds, rebates actually taken, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced), including, without limitation, those granted to trade customers, group purchasing organizations, managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, national, provincial, local or other governments, their agencies and purchasers and reimbursers or to trade customers (in each case, other than such which have already diminished the gross amount invoiced);

c.	Credits, rebates or allowances actually granted for defective or damaged Products of such type, or for returns or rejections of Product including in connection with recalls, (including allowances for spoiled, outdated or withdrawn Products of such type);

d.	Amounts invoiced for sales of Products (of such type) but actually written off in good faith as uncollectible (net of any recoveries on written-off debt);

e.	Shipping, packaging, handling, freight, postage, insurance, warehousing and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced; and

f.	Any tax imposed in relation to the production, sale, delivery, importation or use of Products of such type, including, without limitation, import, export, sales, use, excise or value added taxes and customs, tariffs and duties, and other equivalent charges, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced.

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For clarity: a particular deduction may only be accounted for once in the calculation of Net Sales.

In determining amounts with respect to sales and/or expenses not denominated in United States Dollars, conversion from the applicable foreign currency in which such sales and/or expenses were recorded to United States Dollars shall be performed at the exchange rate reported in The Wall Street Journal, Eastern United States Edition, for the last trading day of the applicable calendar quarter; based on the resulting Net Sales in United States Dollars, the then applicable royalties/Net Sales Payments shall be calculated.

In the event that a Product of such type is commercialized in combination with one or more services and/or with one or more products which are themselves not Products of such type for a mutually related price (e.g., buy one and get a discount on or a coupon for the other) or for a single price, the Net Sales for such Product shall be calculated by multiplying the gross amount invoiced for such combination sale by the fraction A/(A+B) where A is the fair market value of the Product and B is the fair market value of the other product(s) and/or service(s) in the combination sale, and allocating applicable “Net Sales” deductions in the same proportion.

If the third party has paid Licensee or Licensee’s affiliates, sublicensees or sublicense-assignees any amount in connection with Products other than per-unit sales prices (e.g., an upfront payment for a distribution right), such amount shall be allocated over sales of Product units in an appropriate manner as if it were additional per-unit sales price.

If Licensee or Licensee’s affiliates, sublicensees or sublicense-assignees disposes of any units of Products (of such type) for any consideration other than monetary consideration, then the Net Sales for such units of Product shall be the fair market value of such units of Product.

2.10	“Net Sales Payment” means periodic payments to Qualigen in the nature of royalties, calculated as a percentage of Net Sales of Products. (The Parties acknowledge and agree that these payments are payable whether they are characterizable as royalties (e.g., Qualigen’s intellectual property other than the Transferred Patents covers, is incorporated into, or otherwise relates to Products sold by Licensee) or not; to the extent not characterizable as royalties, the Net Sales Payments are deemed to be consideration defined and paid (over a defined period of time) for assignment of the Transferred Patents and for Qualigen’s other assistance hereunder, subject to the limitations described herein and together with Licensee’s other obligations hereunder.)

2.11	“Products” means products covered by the Licensed Patents, the Transferred Patents and/or the Qualigen Technology.

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2.12	“Qualigen Technology” means the additional know-how, information and/or materials in connection to the Licensed Patents or Transferred Patents that have been or will be provided by Qualigen to Licensee (including without limitation the information provided pursuant to Sections 5.3-5.6).

2.13	“Representatives” means a Party’s affiliates, and the Party’s and its affiliates’ respective employees, officers, directors, managers, agents, contractors, consultants and advisors.

2.14	“Sekisui Termination Date” means May 1, 2022.

2.15	“Transferred Patents” means the registered patents and pending patents in China listed under Appendix 1(b).

Article 3 Grant

3.1	Subject to the terms and conditions of this Agreement, Qualigen irrevocably grants Licensee an Exclusive and indefinite license of the Licensed Patents and the Qualigen Technology in the Fields of Use in and for the Licensed Territory for:

a.	making, having made, selling, having sold and using FastPack 2.0 (and higher) Products,

b.	selling FastPack 2.0 (and higher) Products to Sekisui Diagnostics, LLC for distribution anywhere in the world as determined by Licensee, either before or after Sekisui Termination Date, and

c.	making, having made, selling, having sold and using FastPack 2.0 (and higher) Products worldwide after the Sekisui Termination Date, including by direct-selling or through Sekisui Diagnostics, LLC or through any distributor selected by Licensee.

This Section 3.1 is subject to Section 4.2. In addition, Licensee agrees that it shall not distribute or sell FastPack 2.0 (and higher) Products, directly or indirectly, to Legacy Customers after the Sekisui Termination Date.

3.2	Qualigen confirms that it will not grant any license or right to use the Licensed Patents or the Qualigen Technology to any third party for the purposes set forth in Section 3.1(a)-(c) in and for the Licensed Territory.

a.	Notwithstanding the foregoing, to the extent that any Licensed Patents are licensed to Qualigen by a third party on a non-exclusive basis, the license granted to Licensee in the foregoing sentence shall be non-exclusive. For clarity, as Qualigen is unable to grant Licensee any rights that it does not have, in the event that Qualigen obtains a non-exclusive license from a third party for Licensed Patents, then Qualigen shall pass on such rights to Licensee hereunder via a license that grants rights that are to such extent non-exclusive. It is understood that all references in this Agreement to “licenses” from Qualigen to Licensee (and other forms of the word “license”) include applicable sublicenses from Qualigen (as sublicensor) to Licensee (as sublicensee).

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3.3	Subject to the terms and conditions of this Agreement, Qualigen irrevocably grants Licensee a non-Exclusive and indefinite license of the Licensed Patents and the Qualigen Technology in the Fields of Use for:

a.	after the Sekisui Termination Date, selling, having sold and using in and for the United States FastPack 1.0, IP or PRO products purchased by Licensee from Qualigen at Qualigen’s then-current wholesale prices (i.e., the then-current prices that are charged to major USA distributors such as McKesson or Henry Schein), including by direct-selling or through any general distributor selected by Licensee; and

b.	after the Sekisui Termination Date, making, having made, selling, having sold and using anywhere in the Licensed Territory (except the United States) FastPack 1.0, IP or PRO products produced by Licensee, including by direct-selling or through Sekisui Diagnostics, LLC or through any general distributor selected by Licensee.

3.4	Qualigen agrees that Licensee may, at its option, grant a sub-license under the Exclusive license granted under Section 3.1 to any third party by entering into a sub-license agreement with such third party, provided that (i) the sub-licensee agrees to be bound by all provisions thereof, including, without limitation, those provisions imposing any obligations on Licensee under this Agreement; (ii) the sub-licensee is not allowed to further transfer or grant the sub-license to any other person; and (iii) no such sub-license agreement shall contain any provision inconsistent with this Agreement.

3.5	Subject to the terms and conditions of this Agreement, Qualigen shall transfer the Transferred Patents listed in Appendix 1(b) to the Licensee. Upon the reasonable request by the Licensee, Qualigen shall cooperate with the Licensee to handle the relevant governmental procedures for the transfer of the Transferred Patents, and execute and provide the necessary documents required for the governmental procedures. The reasonably incurred cost for Qualigen’s cooperation and the governmental procedures for the transfer of the Transferred Patents shall be borne by the Licensee.

3.6	Except for branded products which it purchases from Qualigen, Licensee shall not have rights to use the FastPack® trademark (or any similar mark) for any products anywhere other than in China. For clarity, Licensee shall have the right to register in China, for Licensee’s own account, a trademark or trademark for the word FastPack and/or similar word(s)/phrase(s) (all together, the “China FastPack Trademark”) and Qualigen shall assist the Licensee to apply for the relevant registration.

Article 4 Retained Rights

4.1	Before the Sekisui Termination Date, Qualigen retains rights to develop, make, have made, manufacture, use, import, market, sell, distribute, and commercialize FastPack generation 1.0, IP and PRO products outside of China, and Licensee has rights to develop, make, have made, manufacture, use, import, market, sell, distribute, and commercialize FastPack generation 1.0, IP and PRO products in China.

4.2	After the Sekisui Termination Date, Qualigen retains rights to develop, make, have made, manufacture, use, import, market, sell, distribute, and commercialize FastPack generation 1.0, IP and PRO products (i) outside of the United States and outside of China, but only to Legacy Customers, and (ii) in the United States; and Licensee has rights to develop, make, have made, manufacture, use, import, market, sell, distribute, and commercialize FastPack generation 1.0, IP and PRO products (iii) in China, (iv) outside of the United States and outside of China, but not directly or indirectly to Legacy Customers and (v) in the United States, but not directly or indirectly to Legacy Customers.

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a.	During this period, Qualigen will make FastPack generation 1.0, IP and PRO products available for sale to Licensee at Qualigen’s then-current wholesale prices (i.e., the then-current prices that are charged to major USA distributors such as McKesson or Henry Schein), for distribution in and for (and only in and for) the United States, and Licensee shall not market or sell FastPack generation 1.0, IP and PRO products in or for the United States except for those quantities which Licensee purchases from Qualigen to be distributed by Licensee in and for (and only in and for) the United States and subject to Section 4.2(v). (And Licensee shall not import FastPack generation 1.0, IP and PRO products into the United States.)

Article 5 Technology Transfer and R&D Technical Support

5.1	Qualigen shall provide reasonable access for Licensee to use Qualigen’s facilities and equipment, until the second anniversary of the Effective Date, in support of Licensee’s research, development and prototype manufacturing (it being agreed that Qualigen is not required to provide physical materials such as instruments or reagents, except at an additional price, which shall be at an agreed inter-company transfer price.).

5.2	Qualigen shall provide to Licensee a reasonable level of consulting assistance from Qualigen personnel (as authorized in Section 6.3) in support of Licensee’s research, development and optimization of the identified first five FastPack 2.0 immunoassays (it being agreed that such consulting assistance will not require travel outside the USA by Qualigen personnel and that Qualigen is not required to provide physical materials such instruments or reagents, except at an additional price, which will be reasonable).

5.3	Qualigen shall provide to Licensee copies of all designs, engineering drawings, assembly SOP, process control documents (if applicable), quality control, and quality assurance procedure documents related to the Licensed Patents and the Qualigen Technology licensed and Transferred Patents transferred under Article 3; if these documents are not in Qualigen’s possession, Qualigen shall reasonably assist Licensee to obtain such documents from Qualigen’s vendors.

5.4	Qualigen shall provide to Licensee copies of all designs, engineering drawings, assembly SOP, process control documents (if applicable), quality control, and quality assurance procedure documents of the automated assembly line used to manufacture the FastPack consumables.

5.5	Qualigen shall provide to Licensee copies of complete consumable and instrument product BOM related to the Licensed Patents and the Qualigen Technology licensed and Transferred Patents transferred under Article 3, and the related vendor information.

5.6	Qualigen shall deliver to Licensee copies of Qualigen’s FastPack regulatory filings with the USA Food and Drug Administration, when requested by Licensee.

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Article 6 Technology Transfer and R&D Technical Support Payment

6.1	The technology transfer fee shall be [***] (the “Technology Transfer Fee”). Within 20 days after the Parties sign this Technology Transfer Agreement, Licensee shall pay Qualigen the Technology Transfer Fee in full. Once Qualigen receives the Technology Transfer Fee, Licensee has the rights under Article 3 and Article 5.

6.2	Within three (3) months after (i) the payment of the Technology Transfer Fee and (ii) Licensee receives the documents and/or materials set forth under Article 5.3, 5.4 and 5.5, Licensee shall pay Qualigen the R&D technical support fee amounting to [***] (the “R&D Technical Support Fee”).

6.3	The Parties agree and acknowledge that (i) the Technology Transfer Fee of [***] is payable to Qualigen as the fee for Qualigen to grant Licensee Exclusive rights of using the Licensed Patents and the Qualigen Technology and transfer the Transferred Patents subject to Section 3.1 and Section 3.5 of this Agreement, and (ii) the R&D Technical Support Fee of [***] will be used for Qualigen to make available to facilitate technology transfer to Licensee under the principles set forth in Section 6.4.

6.4	In respect of the R&D Technical Support Fee, Qualigen shall establish a technical support account for Licensee with a maximum availability of [***]. Licensee may draw upon this account for the purchase of analyzers, reagents and components at distributor (or equivalent) pricing, provided that such purchases must be for technology transfer/technical support/R&D purposes only, must be completed by no later than December 31, 2021, and must not exceed [***] in the aggregate. (As an initial matter, it is agreed that Licensee shall draw against this account, at an agreed total price of [***] against the [***], for the following items (all provided on an as-is basis): 19 assembled FastPack 2.0 analyzers, all unassembled FastPack 2.0 component parts on hand at Qualigen, and access to and the nonexclusive right to use the engineering drawings (on hand at Qualigen) for FastPack 2.0 filler production.) Licensee may also draw upon this account for consulting/support services provided by Qualigen personnel at reasonable hourly consulting/support rates established by Qualigen, provided that such services must be for technology transfer/technical support/R&D purposes only and must be completed by no later than December 31, 2021, and for travel and lodging expenses of Licensee personnel to/from/in the United States (but for technology transfer/technical support/R&D purposes only, and to be expended by no later than December 31, 2021, all of such services and expenses together not to exceed [***] in the aggregate. Any availability of the account which has not been so used by Licensee by December 31, 2021 shall cease to be available in any way to Licensee.

Article 7 Obligation to Pay Royalties and Net Sales Payments

7.1	Licensee will be responsible to pay to Qualigen, on a semi-annual calendar basis, a royalty or Net Sales Payment (as applicable) of 2.0% (but only 1.8% for Products using or benefitting from only Qualigen Technology and not using or benefitting from any valid claims of any Licensed Patents or Transferred Patents) of the worldwide Net Sales, by Licensee or Licensee’s affiliates, sublicensees or sublicense-assignees, of all FastPack 2.0 consumables Products and FastPack generation 1.0, IP and PRO Products produced by, for or pursuant to rights granted directly or indirectly by Licensee. (Provided, that for the first [***] of worldwide Net Sales, on a cumulative basis, the royalty/Net Sales Payment rate shall be 4.1%.) Such payment shall be made (and shall be accompanied by a customary royalty/Net Sales Payment report) no later than the 40th day after the end of the applicable semi-annual calendar period.

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7.2	Licensee has no obligation to pay any royalty or Net Sales Payment after the twentieth anniversary of the Effective Date.

7.3	Licensee agrees to keep (and Licensee agrees to cause its affiliates, sublicensees and sublicense-assignees to keep) complete and accurate books and records pertaining to Net Sales of Products for a period of at least three years after the relevant payment is owed to Qualigen pursuant to this Agreement. Without limitation, it is required that such books and records be in sufficient detail to identify Licensee’s affiliates, sublicensees and sublicense-assignees and confirm the accuracy of royalty and Net Sales Payment calculations made hereunder. The record-keeping obligations and inspection rights in this Section 7.3 supplement, and do not replace or supersede, any similar rights or obligations hereunder.

7.4	Annual Report. Within 45 days after each anniversary of the Effective Date, Licensee shall deliver to Qualigen a written report, in a form reasonably acceptable to Qualigen, detailing the progress of Licensee’s (and its affiliates, sublicensees and sublicense-assignees’) research, development, and commercialization activities related to the Products, during the previous 12-month period, together with the outlook as to such research, development, and commercialization activities for the upcoming 12-month period (including good faith projections of royalties/Net Sales Payments for the upcoming 12-month period). Such report shall also provide reasonable detail for the Net Sales (if any) during such previous 12-month period.

7.5	Records Examination (“Audit”).

a.	Licensee agrees to (and agrees to cause each of its affiliates, sublicensees and sublicense-assignees to) upon written request of Qualigen permit its books and records to be examined no more than once per calendar year by an independent certified public accountant selected by Qualigen to verify the accuracy of the royalties/Net Sales Payments, upon written notice given at least ten working days in advance. Any such examiner shall enter into a reasonable and customary confidentiality agreement before commencing any such examination and shall not disclose Licensee’s Confidential Information to Qualigen, except as is required to verify the accuracy of the royalties/Net Sales Payments. Such examination is to be made during normal business hours and may cover: (i) the books and records for sales made (and corresponding Permitted Deductions) in any calendar year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior examination. Such examination shall be at the expense of Qualigen, except in the event that the results of the examination reveal an underpayment of royalties/Net Sales Payments by Licensee of 5% or more over the period being examined, in which case the reasonable costs and expenses of such examination shall be paid (or reimbursed to Qualigen, if such amounts have already been paid) by Licensee. If the examination establishes that Licensee underpaid any amounts due hereunder, then Licensee agrees to pay to Qualigen such deficiency within 20 days after Licensee’s receipt of a written report thereof, including interest thereon, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination. The results of any such examination shall be Licensee’s Confidential Information.

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b.	Licensee specifically agrees to cause each respective applicable affiliate, sublicensee and sublicense-assignee to upon written request of Qualigen permit its books and records to be examined no more than once per calendar year by an independent certified public accountant selected by Qualigen to verify the accuracy of the royalties/Net Sales Payments, upon written notice given at least seven working days in advance. Any such examiner shall enter into a reasonable and customary confidentiality agreement before commencing any such examination and shall not disclose the affiliate/ sublicensee/sublicense-assignee’s Confidential Information to Qualigen, except as is required to verify the accuracy of the royalties/Net Sales Payments. Such examination is to be made during normal business hours and may cover: (i) the books and records for sales made (and corresponding Permitted Deductions) in any calendar year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior examination. Such examination shall be at the expense of Qualigen, except in the event that the results of the examination reveal an underpayment of royalties/Net Sales Payments by Licensee of 5% or more over the period being examined, in which case the reasonable costs and expenses of such examination shall be paid (or reimbursed to Qualigen, if such amounts have already been paid) by Licensee. If the examination establishes that Licensee underpaid any amounts due hereunder, then Licensee agrees to pay to Qualigen such deficiency within 20 days after Licensee’s receipt of a written report thereof, including interest thereon, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination.

Article 8 Representation and Warranties

8.1	Qualigen represents and warrants to Licensee that, as of the Effective Date:

a.	it has all requisite legal right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under and grant all rights in accordance with this Agreement, and it has received all necessary approvals from its officers, directors and shareholders in accordance with the law and any corporate governance documents applicable to Qualigen;

b.	it has good title to the Licensed Patents and the Qualigen Technology (including, without limitation, all right, title, and interest in the Licensed Patents and the Qualigen Technology and the right to sue for past, present and future infringements thereof); it has the legal right to grant the license of the Licensed Patents and the Qualigen Technology and transfer the Transferred Patents;

c.	it has not entered and shall not enter into any agreement that would materially impair or conflict with its obligations hereunder; and

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d.	performance of this Agreement does not and will not conflict with or result in a breach of any agreement to which it is bound and will not violate any applicable law or regulation.

8.2	Licensee represents and warrants to Qualigen that, as of the Effective Date:

a.	it has all requisite legal right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under and grant all rights in accordance with this Agreement, and it has received all necessary approvals from its officers, directors and shareholders in accordance with law and any corporate governance documents applicable to Licensee;

b.	it has not entered and shall not enter into any agreement that would materially impair or conflict with its obligations hereunder; and

c.	performance of this Agreement does not and will not conflict with or result in a breach of any agreement to which it is bound and will not violate any applicable law or regulation.

Article 9 Indemnity

9.1	Indemnification of Licensee. Subject to Section 9.3 below, Qualigen agrees to indemnify, hold harmless and defend Licensee and its Affiliates, and each of their respective directors, officers, shareholders, members, partners, beneficiaries, employees and agents (each a “Licensee Indemnitee”) from and against any and all losses, damages, liabilities, judgments, settlements, penalties, fines, costs and expenses (including the reasonable fees, costs and expenses of attorneys and other professionals) (collectively, “Losses”) payable to third parties, incurred by Licensee Indemnitees in connection with any and all suits, actions, investigations, claims or demands of a third party (collectively, “Third Party Claims”) relating to or arising from (a) Qualigen’s Exclusive license of the Licensed Patents and the Qualigen Technology, and transfer of Transferred Patents under this Agreement; (b) Qualigen’s breach of this Agreement, including without limitation any of its covenants, representations and warranties set forth herein; (c) any breach or violation of any applicable law or regulation by Qualigen or its affiliates or its or their officers, directors, employees or agents, in connection with the activities contemplated by this Agreement; or (d) the grossly negligent or willful misconduct of Qualigen or its affiliates or its or their officers, directors, employees or agents; and for each of subsections (a)-(d), all except to the extent that such Losses are primarily caused by a Licensee Indemnitee’s breach of any applicable law or regulation, breach of this Agreement, gross negligence or willful misconduct.

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9.2	Indemnification of Qualigen. Subject to Section 9.3 below, Licensee agrees to indemnify, hold harmless and defend Qualigen and its Affiliates, and each of their respective directors, officers, shareholders, members, partners, beneficiaries, employees and agents (each a “Qualigen Indemnitee”) from and against all Losses payable to Third Parties, incurred by Qualigen Indemnitees arising out of or resulting from Third Party Claims relating to or arising from (a) Licensee’s (or its affiliates’ sublicensees’ sublicense-assignees’ or contractors’) manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of Products (including without limitation injuries or death to humans, and including without limitation claims based on negligence, warranty, strict liability or any other theory of product liability or a violation of any applicable law or regulation); (b) Licensee’s breach of this Agreement, including without limitation any of its covenants, representations and warranties set forth herein; (c) any breach or violation of any applicable law or regulation by Licensee or its affiliates or its or their respective officers, directors, employees or agents, in connection with the activities contemplated by this Agreement, or (d) the grossly negligent or willful misconduct of Licensee or its affiliates or its or their respective officers, directors, employees or agents; and for each of subsections (a)-(d), all except to the extent that such Losses are primarily caused by a Qualigen Indemnitee’s breach of any applicable law or regulation, breach of this Agreement, gross negligence or willful misconduct.

9.3	Indemnification Procedure. The Party or other Indemnitee intending to claim indemnification under this Article 9 (an “Indemnified Party”) shall promptly notify the opposed Party (Licensee or Qualigen, as the case may be) (the “Indemnifying Party”) of any Third Party Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and (unless the Indemnified Party reasonably determines, and notifies the Indemnifying Party of such determination, that the Indemnifying Party lacks the financial wherewithal to properly conduct such defense) the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Third Party Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and participate in the defense thereof, with the fees and expenses to be paid at such Indemnified Party’s own expense (unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party). Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties. If the Indemnifying Party shall fail to assume in a timely manner the defense of and reasonably defend such Third Party Claim (or if the Indemnified Party reasonably determines, and notifies the Indemnifying Party of such determination, that the Indemnifying Party lacks the financial wherewithal to properly conduct such defense), the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the reasonable fees and expenses of counsel retained by the Indemnified Party and all other reasonable expenses of investigation and litigation. The Indemnifying Party shall not be liable for the indemnification of any Third Party Claim settled (or resolved by consent to the entry of judgment) by the Indemnified Party without the written consent of the Indemnifying Party, unless (in the scenario where the Indemnifying Party shall fail to assume in a timely manner the defense of and reasonably defend such Third Party Claim or in the scenario where the Indemnified Party reasonably determines, and notifies the Indemnifying Party of such determination, that the Indemnifying Party lacks the financial wherewithal to properly conduct such defense) the Indemnifying Party’s written consent is unreasonably withheld, conditioned or delayed. Also, if the Indemnifying Party shall control the defense of any such Third Party Claim, the Indemnifying Party shall have the right to settle such Third Party Claim; provided, that the Indemnifying Party agrees to obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Third Party Claim unless (A) there is no finding or admission of any violation of any applicable law or regulation or any violation of the rights of any person or entity by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

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Regardless of who controls the defense, the other Party hereto agrees to reasonably cooperate in the defense as may be requested. Without limitation, each Party hereto which is not the Indemnifying Party and (if different) the Indemnified Party, and their respective directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Third Party Claim.

9.4	Expenses. As the Parties intend complete indemnification, all reasonable costs and expenses of enforcing any provision of this Article 9 shall also be reimbursed by the Indemnifying Party.

9.5	Insurance. Each Party agrees to have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and agrees to upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto, and agrees to comply with any reasonable request to have the (requesting) Party named as an additional insured thereon.

9.6	No Indirect Liability. Except with respect to: (a) a Party’s indemnification obligations as set forth in Article 9, (b) breach of Article 12, or (c) intentional misconduct or willful and knowing breach, in no event shall a Party or its directors, officers, employees, consultants or agents be responsible or liable in connection with this Agreement for any indirect, special, punitive, incidental or consequential damages or lost profits, lost savings, lost business or interruption of business to the other Party or its licensees, agents, or any other individual or entity regardless of the form of action or legal theory and whether in contract, tort, strict liability or otherwise, and regardless of whether the person or entity may have been advised of the possibility of such damage.

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Article 10 Assignment

10.1	Permitted Assignment by Licensee. Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, equity sale, merger or other combination, or any other transfer of:

(A)	Licensee’s entire business; or

(B)	the part of Licensee’s business that exercises all rights granted under this Agreement.

10.2	Conditions of Assignment. Before any assignment by Licensee, the following conditions must be met:

(A)	Licensee must receive Qualigen’s consent, such consent shall not be unreasonably withheld; and

(B)	Licensee must give Qualigen thirty (30) days prior written notice of the assignment, including the new assignee’s contact information; and

(C)	the new assignee must agree in writing to Qualigen to be bound by this Agreement.

10.3	After the Assignment. Upon a permitted assignment of this Agreement by Licensee, Licensee will be released of liabilities under this Agreement (except for liabilities arising or accrued before the assignment) and the term “Licensee” in this Agreement will mean the assignee.

10.4	Bankruptcy. In the event of a bankruptcy of Licensee, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales of FastPack 2.0 Product.

10.5	Permitted Assignment by Qualigen. Qualigen may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, equity sale, merger or other combination, or any other transfer of:

(A)	Qualigen or Qualigen’s entire business; or

(B)	the part of Qualigen’s business that exercises all rights granted under this Agreement.

Before any such assignment, the assignee must agree in writing to Licensee to be bound by this Agreement. (An assignment by Qualigen of merely the income stream from this Agreement shall not be considered to be an assignment of this Agreement.)

Article 11 Applicable Laws and Dispute Resolution

11.1	Governing Law. The formation of this Technology Transfer Agreement, its validity, interpretation, execution and settlement of any disputes arising hereunder shall be governed by, and construed in accordance with, the Laws of Hong Kong.

11.2	Dispute Resolution by Arbitration. Any dispute between the Parties regarding this Agreement will be settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Arbitration Rules and Procedures.

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11.3	Request for Arbitration. Either Party may request for arbitration. Unless Qualigen and Licensee mutually agree in writing on a third party arbitrator within thirty (30) days of the arbitration request, HKIAC shall designate an arbitrator pursuant to the HKIAC Arbitration Rules and Procedures. The arbitrator’s decision will be final and non-appealable and may be entered in any court with the requisite jurisdiction.

11.4	Place and Language of Arbitration. The arbitration will be held in Hong Kong unless the Parties mutually agree in writing to another place. The language of the arbitration shall be in English.

Article 12 Confidentiality

12.1	Definition. Qualigen and Licensee each recognize that a Party (the “Disclosing Party”) may from time to time elect to or may be required by express provisions of this Agreement to provide its Confidential Information (as defined herein) to the other Party to this Agreement (the “Receiving Party”) or to the Receiving Party’s Representatives. It shall be deemed for purposes hereof that the Disclosing Party’s Confidential Information is highly valuable, and that untoward disclosure of or use of such Confidential Information would be highly prejudicial to the Disclosing Party. The disclosure and use of Confidential Information shall be governed by the provisions of this Article 12. For purposes of this Agreement, “Confidential Information” means (a) all information disclosed by the Disclosing Party to the Receiving Party during the Term and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally or visually to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within 30 days after such oral or visual disclosure, and (b) all such information disclosed before the Effective Date.

a.	Third Party Information. The Parties acknowledge that the defined term “Confidential Information” (of a Disclosing Party) shall include not only the Disclosing Party’s own Confidential Information but also Confidential Information of an Affiliate or of a third party which is in the possession of such Disclosing Party.

12.2	Obligations. Each Party agrees to take such action to preserve the confidentiality of the other Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own similar Confidential Information (but in no event less than a reasonable standard of care). No Party shall use Confidential Information of the other Party except as expressly allowed by and for the purposes of this Agreement. Each Party agrees and acknowledges that it may disclose the other Party’s Confidential Information to its own (or its Affiliates’) directors, officers, employees, consultants, third party service providers, attorneys, accountants, and agents, but in each case only if and to the extent necessary to carry out the Party’s responsibilities under this Agreement or in accordance with the exercise or enforcement of the Party’s rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no Party shall disclose Confidential Information of the other Party to any person or entity without the other Party’s prior written consent, except that a Party may, to the extent necessary, disclose the terms and existence of this Agreement to its actual and bona fide potential investors on a confidential basis in connection with an actual or potential investment. In all events, however, any and all disclosure shall be pursuant to the terms of a written non-disclosure/nonuse agreement with terms and conditions at least as protective of the Confidential Information as those set forth in this Article 12 (or, in the case of attorneys, to a duty and obligation of nondisclosure/nonuse pursuant to the applicable rules of the profession). The Receiving Party which disclosed Confidential Information of the other to any third party (or to any Affiliate or other person or entity) shall be responsible and liable to the Disclosing Party for any disclosure or use or other actions and omissions by such third party/Affiliate/other person/entity (or its disclosees) which would be a breach of any of the Receiving Party’s obligations under this Agreement if such act were done or omitted by the Receiving Party itself; and any such act or omission by a Representative shall be deemed a breach of this Agreement by the Receiving Party. For avoidance of doubt: this Section 12.2 applies even to Representatives who, after the disclosure of Confidential Information to them by or for the Receiving Party, cease to be Representatives; and it also applies to every Representative whether or not such Representative is authorized to obtain or use Confidential Information under this Agreement.

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12.3	Exceptions. The obligations under this Article 12 shall not apply to any information, or portion thereof, to the extent the Receiving Party can demonstrate by competent evidence that such information:

a.	is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public through no fault of and or without violation of any duty of confidentiality of the Receiving Party or its disclosees;

b.	was at the time of disclosure already in the Receiving Party’s possession with no duty of confidentiality, and such prior possession can be demonstrated by the Receiving Party’s competent, contemporaneous written evidence (provided that this exception shall not apply to Confidential Information which was “already in the Receiving Party’s possession” by virtue of the fact that it had been disclosed between Parties before the date of this Agreement in anticipation of an agreement such as this Agreement; and in such a scenario, the Confidential Information so previously disclosed shall be subject to the obligations under this Article 12);

c.	is rightfully received by the Receiving Party on a non-confidential basis from a third party who is entitled to disclose it without breaching any confidentiality obligation (directly or indirectly) to the Disclosing Party and who, to the Receiving Party’s best knowledge, did not obtain such information, directly or indirectly, from the Disclosing Party; or

d.	is independently developed by or for the Receiving Party, in either case solely by personnel without any access to or use of the Confidential Information provided by the Disclosing Party, as shown by Receiving Party’s contemporaneous written records.

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12.4	Disclosure Pursuant to Law or Order. The Receiving Party may disclose Confidential Information of the Disclosing Party pursuant to a requirement to so disclose under any applicable law or regulation or a valid order of a court or arbitration tribunal, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure (and reasonably cooperates with such effort) and (c) taking into account the results of all efforts contemplated by subsection (b) above, discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose. For the avoidance of doubt, the Confidential Information disclosed pursuant to said applicable law or regulation or legal process remains confidential unless and until it falls under one of the exceptions set forth in Sections 12.3(a)-(d).

In addition, the Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary to allow the Receiving Party to enforce its rights hereunder, subject to principles equivalent to those in the preceding paragraph of this Section 12.4.

Article 13 Notices

Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Qualigen:

Michael S. Poirier

President & CEO

Qualigen, Inc.

2042 Corte del Nogal, Suite B

Carlsbad, California 92011

USA

If to Yi Xin Zhen Duan Jishu (Suzhou) Ltd. (翊新诊断技术（苏州）有限公司)

Peng Zhou

Yi Xin Zhen Duan Jishu (Suzhou) Ltd. (翊新诊断技术（苏州）有限公司)

Room 301, 302, Building 9, No. 188 Fu Chung Jiang Lu

Suzhou High Technology Zone

Suzhou

(中国苏州富春江路188号9号楼301，302室）

People’s Republic of China

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

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Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the Party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a business day, or the first business day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a business day or on a day that is not a business day, or (d) if sent by overnight courier and addressed as set forth above, the next business day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), or if deposited after such stated time shall be deemed to be the second business day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth business day after such mailing.

Article 14 Effectiveness and Termination

14.1	Legal Effect of the Agreement. This Agreement shall enter into legal effect on the date when the Parties duly execute this Agreement as first set forth above.

14.2	Termination. This Agreement may be terminated by:

a.	an agreement in writing to terminate signed by the Parties;

b.	a non-breaching Party by giving seven (7) days written notice with immediate effect to the other Party in the event (i) the other Party commits a material breach of the provisions of this Agreement and fails to remedy the same within thirty (30) days of receipt of written notice of such breach; (ii) the commencement of bankruptcy proceedings by or against the other Party; or (iii) any representation or warranty made by the other Party herein is false, incorrect, or misleading in any material respect.

14.3	Damages. The termination of this Agreement shall not limit any right of either Party to seek damages or indemnification from the other Party for any breach of this Agreement by such other Party prior to such termination.

Article 15 Miscellaneous

15.1	As between Qualigen and Licensee, and subject to the provisions of this Agreement, Licensee shall be responsible for and have sole and absolute decision-making authority with respect to all aspects of non-clinical and clinical development of and all manufacturing and commercialization of each respective Product; and Licensee shall be solely responsible for compliance with all applicable laws and regulations and all costs and expenses related to its development, manufacturing and commercialization of the Products, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to the Products, and all commercialization of Products.

15.2	Licensee agrees that with respect to each unit or package of Products sold in a given country, Licensee shall (a) comply with all applicable laws and regulations with respect to patent marking in such country as to the applicable Licensed Patents and (b) comply with the customary patent marking practices of such country as to the applicable Licensed Patents.

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15.3	Each of the Parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall have the right to, and each Party agrees not to purport to, incur any debts or make any commitments or contracts for the other.

15.4	This Agreement is made for the benefit of the Parties and their respective lawful successors and assigns and is legally binding on them. This Agreement may only be amended or waived by a written instrument signed between the Parties.

15.5	If any provision of this Agreement should be or become fully or partly invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

15.6	This Agreement and its appendix constitute the whole and entire agreement between the Parties with respect to the subject matter hereof and shall supersede any other previous or contemporaneous oral or written agreements, commitments, understandings or communications between the Parties, including but not limited to the Letter of Intent. Each Party has made no promises, representations, warranties, covenants, or undertakings, other than those expressly set forth herein, to induce the other Party to execute and deliver this Agreement, and each Party acknowledges that it has not executed or delivered this Agreement in reliance upon any such promise, representation, or warranty, covenant or undertaking not contained herein.

15.7	Licensee is responsible and liable to Qualigen for all actions and omissions of Licensee’s affiliates that would be a breach of any of Licensee’s obligations under this Agreement if such action were done or omitted by Licensee hereunder.

15.8	Licensee shall ensure that all of its sublicensees shall comply with the terms and conditions of this Agreement, and Licensee shall be and remain fully responsible to Qualigen for the compliance by such sublicensees with the terms and conditions of this Agreement as if such sublicensees were Licensee hereunder.

15.9	References in this Agreement to any “FastPack” products (of any person or entity) shall be understood and applied so as not to require that such products, in order to be within the coverage of such reference, actually be marketed under the “FastPack” brand.

15.10	The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties/Net Sales Payments and other payments made by Licensee to Qualigen under this Agreement. To the extent Licensee is required to withhold taxes on any payment to Qualigen under this Agreement, Licensee shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Qualigen official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as Qualigen may reasonably request, to establish that such taxes have been paid. Qualigen shall in due time provide Licensee any tax forms that may be reasonably necessary in order for Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty with respect to such payment, and Licensee shall utilize such forms to such effect. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Qualigen shall indemnify and hold Licensee harmless from and against any liability for taxes arising from any failure by Licensee to withhold required taxes, and against any penalties or interest arising from any failure by Licensee (at the express request of Qualigen) to withhold or by Licensee reduction (at the express request of Qualigen) in its withholding.

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15.11	Licensee shall prosecute and maintain the Transferred Patents in good faith and, upon termination of this Agreement for any reason, shall assign the Transferred Patents and the China FastPack Trademark to Qualigen. Upon the reasonable request by Qualigen, the Licensee shall cooperate with Qualigen to handle the relevant governmental procedures for the transfer of the Transferred Patents and the China FastPack Trademark, and execute and provide the necessary documents required for the governmental procedures. The reasonably incurred cost for the Licensee’s cooperation and the governmental procedures for the transfer of the Transferred Patents and the China FastPack Trademark shall be borne by Qualigen.

15.12	Notwithstanding anything in this Agreement to the contrary, Licensee shall have no rights to develop, make, have made, manufacture, use, import, market, sell, distribute or commercialize cellular fibronectin (cFN) test kits for FastPack PRO analyzers to or for Prediction Sciences or its affiliates, licensees or distributors.

15.13	The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

15.14	The English language version of this Agreement shall control over any version in any other language.

15.15	This Agreement is executed in counterparts, with each Party holding a fully-executed set of signatures.

[Signature page follows]

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IN WITNESS WHEREOF, each Party hereto has caused this Technology Transfer Agreement to be executed by its duly authorized representative at the date first set forth above.

Qualigen, Inc.

/s/ Michael S. Poirier
Name:	Michael S. Poirier
Title:	President & CEO

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IN WITNESS WHEREOF, each Party hereto has caused this Technology Transfer Agreement to be executed by its duly authorized representative at the date first set forth above.

Yi Xin Zhen Duan Jishu (Suzhou) Ltd. (翊新诊断技术（苏州）有限公司)

/s/ Peng Zhou
Name:	Peng Zhou
Title:	President & CEO

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Appendix 1(a) List of the Licensed Patents

[** The contents of Exhibit 1(a) have been omitted pursuant to Section 601(a)(5) of Regulation S-K. **]

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Appendix 1(b) List of the Transferred Patents

Qualigen Patents – Diagnostics

Number	Title	Type	Status	Country	Product	Expires
201730589986.5	Sample Port (FastPack 2.0) Qualigen – Poirier, et al.	Design	Pending	China	FastPack 2.0
201730590489.7	Reagent Pack (FastPack 2.0) Qualigen – Poirier, et al.	Design	Pending	China	FastPack 2.0

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Qualigen Joint Patents with Gen-Probe Incorporated (Hologic, Inc.) – Diagnostics

Number	Title	Type	Status	Country	Product	Expires
ZL200880103839.0	Instrument and Receptacles for use in Performing Processes	Utility	Issued	China	FastPack Molecular	Jun 19, 2028
ZL201310323761.6	Instrument and Receptacles for use in Performing Processes	Utility	Issued	China	FastPack Molecular	Jun 20, 2028

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